For: Frozen Food Express Industries, Inc.
Listed: Nasdaq (FFEX)

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

For Immediate Release

Frozen Food Express Industries, Inc.
Announces Planned Sale of Non-Freight Business Unit

Dallas, Texas, April 20, 2005-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) said today that it has agreed to the sale of the operating assets of AirPro, its remaining non-freight business. The assets include accounts receivable, trade names, inventory and equipment. According to a letter of intent signed yesterday, the assets will be purchased by AirPro Mobile Air, LLC (“APMA”), a newly formed limited partnership, which is controlled by two members of AirPro’s senior management team. After the transaction closes later this month, FFEX will continue to own 20% of the new limited partnership. AirPro is a distributor of motor vehicle air conditioning parts and systems with headquarters in Mesquite, Texas. Its Internet web site is www.airproair.com.

The transaction is not expected to have a significant impact on FFEX's 2005 operating results. For the three months ended March 31, 2005, AirPro’s operating income was negligible. During 2004, AirPro accounted for 2% of FFEX’s consolidated revenue. The sales price approximates net book value of the assets being sold.

Stoney M. (Mit) Stubbs, Jr., chairman and CEO of FFEX, said that the sale will conclude an ongoing program to realign the company's operations in light of changes in the market for refrigerated trucking services.

"For some time now we have been working to focus our operations more closely with changing demands of our marketplace. To accomplish this, we directed our attention and our capital more closely to our core business, where we believe we can earn the greatest return on invested capital. The sale of AirPro is an important part of that effort, which began when we sold the largest component of our non-freight operation in December of 2001" Mr. Stubbs, explained. “When we sold W&B Refrigeration Service Company in 2001, we also retained a minority interest in the acquiring company. As with the current transaction, the former management of W&B was the buyer. The W&B transaction has turned out to be quite beneficial to both the purchaser and to FFEX. We expect to repeat the experience with the AirPro deal.”

Separately, FFEX said that it expects to announce it's first quarter 2005 operating results in advance of the annual meeting of Shareholders, which is scheduled for May 5, 2005.

Forward-Looking Statements
Statements contained herein which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Certain statements contained herein including statements regarding the anticipated development and expansion of the company's business or the industry in which the company operates, the intent, belief or current expectations of the company, its directors or its officers, primarily with respect to the future operating performance of the company and other statements contained herein regarding matters that are not historical facts, are "forward- looking" statements (as such term is defined in PSLRA). Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied from such forward-looking statements. These risks and uncertainties include demand for the company's services and products, and the company's abilities to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the company's ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used by the company and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service—providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.